ISSN 1718-8369	Exhibit 99.9

Volume 10, number 3	October 16, 2015

AT JULY 31, 2015

Highlights for July 2015
In July, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $428 million. The balance takes into account the deposit of $101 million in the Generations Fund.
—	Own-source revenue was $4.4 billion, up $427 million compared to last year.
—	Federal transfers reached $1.4 billion, an increase of $53 million compared to July 2014.
—	Program spending amounted to $4.9 billion, up $10 million over last year.
—	Debt service stood at $685 million, down $14 million compared to last year.
On the basis of the cumulative results at July 31, 2015, the budgetary balance within the meaning of the Balanced Budget Act was in deficit by $247 million, taking into account the deposit of $436 million in the Generations Fund. That is an improvement of $1.1 billion over last year.

Summary of consolidated budgetary transactions
(millions of dollars)						(Unaudited data)
	July		April to July			Budget 2015-2016
	2014	2015	2014-2015	2015-2016	Change (%)	2015-2016	Change (%)
Budgetary revenue
Own-source revenue	3 952	4 379	17 317	18 253	5.4	57 136	5.1
Federal transfers	1 367	1 420	5 568	5 783	3.9	17 322	2.9
Total	5 319	5 799	22 885	24 036	5.0	74 458	4.6
Budgetary expenditure
Program spending	–4 894	–4 904	–22 120	–22 321	0.9	–66 460	1.2
Debt service	–699	–685	–2 763	–2 665	–3.5	–8 331	2.0
Total	–5 593	–5 589	–24 883	–24 986	0.4	–74 791	1.2
Consolidated entities(1)
Non-budget-funded bodies and special funds	262	218	723	706	—	343	—
Health and social services and education networks	–20	—	–38	–3	—	–10	—
Generations Fund	84	101	363	436	—	1 586	—
Total	326	319	1 048	1 139	—	1 919	—
Surplus (Deficit)	52	529	–950	189	—	1 586	—
Balanced Budget Act							—
Deposits of dedicated revenues in the Generations Fund	–84	–101	–363	–436	—	–1 586	—
BUDGETARY BALANCE(2)	–32	428	–1 313	–247	—	—	—

Note:	The presentation of the budgetary information in the monthly report is consistent with that of the financial framework for the general fund and consolidated entities as published on page A.20 of The Québec Economic Plan of the March 2015 budget.
(1)	Details of transactions by type of entity are presented on page 5 of this report.
(2)	Budgetary balance within the meaning of the Balanced Budget Act.

❑	Cumulative results at July 31, 2015

■	Budgetary balance

For the period from April to July 2015, the budgetary balance within the meaning of the Balanced Budget Act was in deficit by $247 million. A deficit in the first four months of the fiscal year reflects the historical trend.

—	During this period, expenditure usually exceeds revenue since government departments spend more heavily in respect of their activities.

For fiscal 2015-2016 as a whole, Budget 2015-2016, tabled in March 2015, projected a balanced budget.

■	Budgetary revenue

At July 31, 2015, budgetary revenue amounted to $24.0 billion, an increase of $1.2 billion, or 5.0%, compared to July 31, 2014.

—	Own-source revenue stood at $18.3 billion, up $936 million from the same time last year.

—	Federal transfers amounted to $5.8 billion, up $215 million compared to July 31, 2014.

■	Budgetary expenditure

Budgetary expenditure as of the beginning of the fiscal year totalled $25.0 billion, an increase of $103 million, or 0.4%, over last year.

—	For the period from April to July 2015, program spending rose by $201 million, or 0.9%, reaching $22.3 billion.

—	The most significant change was an increase in program spending of the Health and Social Services mission (+ $394 million).

—	Debt service amounted to $2.7 billion, a decrease of $98 million compared to last year.

■	Consolidated entities

At July 31, 2015, the results of consolidated entities showed a surplus of $1.1 billion. These results included:

—	a surplus of $706 million for non-budget-funded bodies and special funds;

—	a $3-million deficit for the health and social services and education networks;

—	dedicated revenues of $436 million for the Generations Fund.

■	Net financial requirements

At July 31, 2015, consolidated net financial requirements stood at $2.3 billion, a decrease of $2.2 billion compared to last year. Net financial requirements reflect the current budgetary balance as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)					(Unaudited data)
		July			April to July
	2014	2015	Change	2014-2015	2015-2016	Change
Budgetary revenue
Own-source revenue	3 952	4 379	427	17 317	18 253	936
Federal transfers	1 367	1 420	53	5 568	5 783	215
Total	5 319	5 799	480	22 885	24 036	1 151
Budgetary expenditure
Program spending	–4 894	–4 904	–10	–22 120	–22 321	–201
Debt service	–699	–685	14	–2 763	–2 665	98
Total	–5 593	–5 589	4	–24 883	–24 986	–103
Consolidated entities(1)
Non-budget-funded bodies and special funds	262	218	–44	723	706	–17
Health and social services and education networks	–20	—	20	–38	–3	35
Generations Fund	84	101	17	363	436	73
Total	326	319	–7	1 048	1 139	91
Surplus (Deficit)	52	529	477	–950	189	1 139
Consolidated non-budgetary surplus (requirements)	820	871	51	–3 577	–2 530	1 047
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	872	1 400	528	–4 527	–2 341	2 186
(1)	Details of transactions by type of entity are presented on page 5 of this report.

General fund revenue
(millions of dollars)					(Unaudited data)
		July			April to July
Revenue by source	2014	2015	Change (%)	2014-2015	2015-2016	Change (%)
Own-source revenue excluding
government enterprises
Income and property taxes
Personal income tax	1 170	1 487	27.1	6 237	6 489	4.0
Contributions to Health Services Fund	624	611	–2.1	2 317	2 334	0.7
Corporate taxes	282	402	42.6	988	1 348	36.4
Consumption taxes	1 436	1 464	1.9	5 892	6 270	6.4
Other sources	160	148	–7.5	627	609	–2.9
Total own-source revenue excluding government enterprises	3 672	4 112	12.0	16 061	17 050	6.2
Revenue from government enterprises	280	267	–4.6	1 256	1 203	–4.2
Total own-source revenue	3 952	4 379	10.8	17 317	18 253	5.4
Federal transfers
Equalization	774	794	2.6	3 095	3 174	2.6
Health transfers(1)	402	433	7.7	1 611	1 736	7.8
Transfers for post-secondary education and other social programs	132	134	1.5	528	536	1.5
Other programs	59	59	—	334	337	0.9
Total federal transfers	1 367	1 420	3.9	5 568	5 783	3.9
BUDGETARY REVENUE	5 319	5 799	9.0	22 885	24 036	5.0
(1)

Amounts of $430 million and $389 million in health transfers were allocated in 2014-2015 and 2015-2016, respectively, to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. These allocations were spread over the year, at $36 million and $32 million a month, respectively, and have already been deducted from the health transfers. Had it not been for these allocations, the change would have been 6.4% instead of 7.8%.

General fund expenditure
(millions of dollars)					(Unaudited data)
		July			April to July
Expenditure by mission	2014 (1)	2015	Change (%)	2013-2014 (1)	2014-2015	Change (%)
Program spending
Health and Social Services	2 662	2 683	0.8	11 010	11 404	3.6
Education and Culture	735	769	4.6	5 623	5 585	–0.7
Economy and Environment	566	538	–4.9	1 885	1 854	–1.6
Support for individuals and families	538	545	1.3	2 174	2 147	–1.2
Administration and Justice	393	369	–6.1	1 428	1 331	–6.8
Total program spending	4 894	4 904	0.2	22 120	22 321	0.9
Debt service	699	685	–2.0	2 763	2 665	–3.5
BUDGETARY EXPENDITURE	5 593	5 589	–0.1	24 883	24 986	0.4
(1)	Certain expenditures were reclassified between missions to take into account the transition to the 2015-2016 budgetary structure.

Detailed information on the transactions of consolidated entities
(millions of dollars)					(Unaudited data)
		July 2015
				Transfers	Non-
			Specified	(expenditures)	budget-	Health and
	Special	Generations	purpose	related to the	funded	education		Consolidation
	funds	Fund	accounts	tax system	bodies	networks (1)	Total	adjustments (2)	Total
Revenue	996	101	279	712	2 365	—	4 453	–2 616	1 837
Expenditure
Expenditure	–972	—	–279	–712	–1 914		–3 877	2 530	–1 347
Debt service	–195	—	—	—	–62	—	–257	86	–171
Total	–1 167	—	–279	–712	–1 976	—	–4 134	2 616	–1 518
RESULTS	–171	101	—	—	389	—	319	—	319
		April to July 2015
				Transfers	Non-
			Specified	(expenditures)	budget-	Health and
	Special	Generations	purpose	related to the	funded	education		Consolidation
	funds	Fund	accounts	tax system	bodies	networks (1)	Total	adjustments (2)	Total
Revenue	4 648	436	340	2 183	8 091	—	15 698	–8 903	6 795
Expenditure
Expenditure	–3 605	—	–340	–2 183	–7 438	–3	–13 569	8 557	–5 012
Debt service	–715	—	—	—	–275	—	–990	346	–644
Total	–4 320	—	–340	–2 183	–7 713	–3	–14 559	8 903	–5 656
RESULTS	328	436	—	—	378	–3	1 139	—	1 139
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending from the general fund.

The next monthly report, at August 31, 2015, will be published on November 13, 2015.

For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.